Exhibit (d)(xvi)

AGREEMENT

          AGREEMENT, dated as of August 4, 2003 (this “Agreement”), by and among Ribapharm Inc., a Delaware corporation (the “Company”), ICN Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and Rx Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase, dated as of June 10, 2003, as amended (the “Offer to Purchase”).

          WHEREAS, Parent, through Purchaser, has commenced the Offer to acquire all of the issued and outstanding shares of Common Stock of the Company not held by Parent at a price of $5.60 per Share of Common Stock, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal; and

          WHEREAS, pursuant to the terms of the Offer to Purchase, following the successful completion of the Offer, Parent will cause Purchaser and the Company to merge pursuant to Section 253 of the DGCL (the “Merger”).

          NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.     Parent and Purchaser hereby agree to increase the Offer Price to $6.25 per Share, net to the seller in cash, without interest.

     2.     The Company shall promptly (and in any event within one (1) business day from the date hereof) either (a) redeem the Rights pursuant to the Rights Plan or (b) amend the Rights Plan to make the Rights inapplicable to the Offer and the Merger substantially as provided in the “Second Amendment to Rights Agreement” attached hereto as Annex I.

     3.     From the date hereof through the consummation of the Merger, the Company shall not issue or distribute, or authorize the issuance or distribution of, any shares of its capital stock of any class or any security or right convertible into or exchangeable or exercisable for any such shares of capital stock. Nothing in this paragraph shall be deemed to affect the exercise of currently outstanding options to purchase Common Stock of the Company pursuant to the currently applicable terms thereof.

     4.     The Minimum Condition of the Offer shall be amended to require the tender of sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares other than Shares beneficially owned by Parent and certain other persons set forth in the “Introduction” to the Offer to Purchase, rather than a majority thereof. The Minimum Condition is not waivable.

     5.     Parent has been advised by American Stock Transfer & Trust Company, the Depositary for the Offer, that as of 5:00 p.m., New York City time on August 1, 2003, 15,930,492 Shares had been tendered and not withdrawn pursuant to the Offer (including guaranteed deliveries).

     6.     This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     7.     This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     8.     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of law rules thereof.

     9.     This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same agreement.

     10.     This Agreement is subject to ratification by the Board of Directors of the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

RIBAPHARM INC.

By:	/s/ Daniel J. Paracka

Name: Daniel J. Paracka
Title: Chairman of the Board of Directors

ICN PHARMACEUTICALS, INC.

By:	/s/ Robert W. O’Leary

Name: Robert W. O’Leary
Title: Chairman and Chief Executive Officer

RX ACQUISITION CORPORATION

By:	/s/ Bary G. Bailey

Name: Bary G. Bailey
Title: Vice President and Treasurer

ANNEX I

SECOND AMENDMENT TO RIGHTS AGREEMENT

     This SECOND AMENDMENT TO RIGHTS AGREEMENT (“Amendment No. 2”) has been made and entered into as of August 4, 2003, by and between RIBAPHARM INC., a Delaware corporation (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Rights Agent”).

WITNESSETH:

     WHEREAS, the Company and the Rights Agent previously entered into a Rights Agreement (as amended, the “Agreement”), dated as of June 20, 2003, as amended by the First Amendment to Rights Agreement (“Amendment No. 1”), dated as of July 2, 2003; and

     WHEREAS, it is now the intention of the Company and the Rights Agent to amend the Agreement as set forth below; and

     WHEREAS, the Board of Directors of the Company has duly authorized the execution and delivery of this Amendment No. 2;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1.     The following sentence shall be added to the end of the definition of “Acquiring Person” in Section 1(a) of the Agreement:

Notwithstanding the foregoing, neither ICN Pharmaceuticals, Inc., a Delaware corporation (“ICN”), nor Rx Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of ICN (“Rx Acquisition”), nor any of their respective affiliates, shall be deemed to be an Acquiring Person as a result of the acquisition of Common Shares pursuant to the Offer or the Merger (as each such term is defined in the Offer to Purchase, filed by ICN with the Securities and Exchange Commission on June 10, 2003 (as amended or supplemented from time to time, the “Offer to Purchase”)); provided that the offer price in the Offer shall not be less than $6.25 per Share (as defined in the Offer to Purchase), net to the stockholders of the Company in cash, without interest, and the percentage of Shares (as defined in the Offer to Purchase) required to be tendered in the Offer to satisfy the Minimum Condition (as defined in the Offer to Purchase) shall not be reduced below the percentage contemplated by Paragraph 4 of the Agreement, dated as of August 4, 2003, by and among the Company, ICN and Rx Acquisition.

     2.     Notwithstanding Amendment No. 1, Section 1(i) of the Agreement is hereby amended and restated as follows:

(i) “Distribution Date” shall mean the earlier of the Close of Business on (i) the Shares Acquisition Date or (ii) the 10th Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the Tender Offer Commencement Date; provided, however, that no Distribution Date shall occur as a result of the acquisition of Common Shares pursuant to the Offer or the Merger (as each such term is defined in the Offer to Purchase).

     3.     All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

     4.     Except as expressly provided for in this Amendment No. 2, all terms, conditions and obligations contained in the Agreement shall remain unchanged and in full force and effect.

     5.     In the case of any inconsistency between this Amendment No. 2 and the terms of the Agreement or of Amendment No. 1, the terms of this Amendment No. 2 shall govern.

     6.     This Amendment No. 2 shall be governed and interpreted in accordance with the laws of the State of Delaware, without regard to such state’s conflict of laws rules.

     7.     This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, parties hereto have caused this Amendment No. 2 to be duly executed, all as of the day and year first written above.

RIBAPHARM INC.

By:

Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:

Name:
Title: